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                                                                   EXHIBIT 99(b)



                      [WELLINGTON HALL, LIMITED LETTERHEAD]




                                February __, 1997



Dear Shareholders:

         Wellington Hall, Limited (the "Company") is offering to its shareholders of record on ______________ __, 1997 the nontransferable right (a "Right") to subscribe for and purchase one additional share of the Company's common stock, no par value, (the "Common Stock") for each share of Common Stock then held at a price of $.50 per share, subject to certain limited exceptions (the "Rights Offering"). You may also subscribe for more shares than you have Rights, and such shares will be sold to the extent they are available to those shareholders who have subscribed therefor (the "Subscription Offering") again subject to certain limited exceptions,. The conditions and exceptions of both the Rights Offering and the Subscription Offering are more fully described in the enclosed Prospectus.

         Enclosed with the Prospectus is a Stock Order Form upon which is affixed the number of shares of the Common Stock of the Company that you owned on the record date. You have Rights to purchase the number of shares shown. If you elect to exercise your Rights, you must subscribe for a minimum of 1,000 shares. To subscribe for shares in either the Rights Offering or the Subscription Offering, complete and sign the Stock Order Form and mail or deliver it to Lexington State Bank, as Subscription Agent for the Company, prior to 5:00 p.m. Eastern Standard Time on ___________ __, 1997 in the manner indicated in the Prospectus with payment in full for all shares for which you have subscribed. The enclosed return envelope has been provided for this purpose. If the Subscription Agent has not received your completed Stock Order Form and payment by the expiration date, your Rights will expire. The risk of delivery of all documents and payments is on subscribers and not on the Company or the Subscription Agent. If you use the mail, it is recommended that you use insured registered mail and that you allow a sufficient number of days to ensure delivery to the Subscription Agent before the expiration date.

         Any questions that you may have with regard to any of enclosed materials may be directed to the undersigned.

                                   Very truly yours,


                                   Hoyt M. Hackney, Jr.
                                   President, Chief Executive Officer
                                   Chief Financial Officer and Treasurer

Enclosures